Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Heat Biologics, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 25, 2021, relating to the consolidated financial statements of Heat Biologics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Raleigh, North Carolina

October 7, 2021